UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 13, 2009

Frontier Airlines Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51890	20-4191157
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 Tower Road, Denver, Colorado	80249
(Address of principal executive offices)	(Zip Code)

720-374-4200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 13, 2009, Frontier Airlines Holdings, Inc. (“Frontier”) and its subsidiaries, Frontier Airlines, Inc. and Lynx Aviation, Inc. (together, the “Companies”), entered into an amended and restated investment agreement (the “Amended Investment Agreement”) with Republic Airways Holdings Inc. (“Republic”) following the conclusion of an auction process conducted in accordance with an order of the bankruptcy court and in which Republic was selected as the successful bidder and equity plan sponsor for the Companies.  Under the Amended Investment Agreement, Republic has agreed to serve as equity plan sponsor for the Companies’ plan of reorganization (the “Plan”) and to purchase 100% of the equity in the reorganized company for (i) $108.75 million and (ii) the relinquishment of all of Republic’s rights under the Plan to any distribution on account of Republic’s allowed general unsecured claims against the Companies (the “Republic Distribution”).  The Republic Distribution will be payable to the holders of allowed general unsecured claims other than Republic on a pro rata basis.

The Amended Investment Agreement is subject to various customary closing conditions.  The Amended Investment Agreement no longer includes certain other closing conditions contained in the prior investment agreement among the Companies and Republic and described in Frontier’s Current Report on Form 8-K filed on June 24, 2009, such as (i) the arrangement of financing or a manufacturer back-stop commitment by the Companies for all firm orders for future aircraft deliveries reflected in the Companies’ business plan, (ii) the Companies’ attainment of a collective bargaining agreement amendment, (iii) Republic’s completion by July 12, 2009 of certain tax due diligence matters with results satisfactory to Republic, (iv) the Companies’ finalization of their fleet plan in a manner acceptable to Republic and (v) antitrust approval, all of which conditions have been removed from the Amended Investment Agreement.

Republic may terminate the Amended Investment Agreement upon the occurrence of certain limited events.  The Amended Investment Agreement provides for payment by the Companies of a termination fee in an amount of $3.5 million to Republic in the event of termination of the Amended Investment Agreement by Republic under certain conditions.  The Amended Investment Agreement also provides that the Companies are obligated to reimburse Republic up to a maximum of $350,000 for certain expenses incurred by or on behalf of Republic in connection with the due diligence, negotiation, preparation, execution, delivery and court approval of the transaction if the Companies are required to pay the termination fee or Republic terminates the Amended Investment Agreement under certain conditions.  The foregoing description of the Amended Investment Agreement is qualified in its entirety by reference to the Amended Investment Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Amended Investment Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Companies. The Amended Investment Agreement contains representations and warranties that the parties to the Amended Investment Agreement made to and solely for the benefit of each other. The assertions embodied in the Companies' representations and warranties are qualified by information contained in confidential disclosure schedules that the Companies provided to Republic in connection with the Amended Investment Agreement. Accordingly, readers should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Amended Investment Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Amended Investment Agreement, which subsequent information may or may not be fully reflected in the Companies' public disclosures.

A copy of the press release dated August 13, 2009 entitled “Frontier Announces Republic Airways Holdings as Winner of Auction” is attached hereto as Exhibit 99.01.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit 2.1	Second Amended and Restated Investment Agreement dated as of August 13, 2009 among Republic Airways Holdings Inc., Frontier Airlines Holdings, Inc., Frontier Airlines, Inc. and Lynx Aviation, Inc.**

Exhibit 99.1	Press release dated August 13, 2009 entitled “Frontier Announces Republic Airways Holdings as Winner of Auction”

**Pursuant to Regulation S-K, Item 601(b)(2), Frontier agrees to furnish supplementally a copy of any omitted disclosure schedule to the Securities Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FRONTIER AIRLINES HOLDINGS, INC.

Date: August 18, 2009	By:	/s/ Sean E. Menke
Its: President and CEO